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                                                                    Exhibit 99.2

AFC ENTERPRISES ANNOUNCES THE SIGNING OF A DEFINITIVE AGREEMENT TO SELL CHURCH'S CHICKEN

Transaction Expected to Close by Year-End

ATLANTA, Nov. 1 /PRNewswire-FirstCall/ -- AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, Church's Chicken(TM), Cinnabon(R) and the franchisor of Seattle's Best Coffee(R) in Hawaii, on military bases and internationally, today announced that the Company has signed a definitive agreement to sell its Church's Chicken brand to Crescent Capital Investments, Inc. for $390 million comprised of $383 million in cash and a subordinated note from an affiliate of the buyer for $7 million. Crescent Capital Investments, Inc. is an Atlanta-based private equity firm with several portfolio companies in the retail and consumer products industries, including Caribou Coffee Company and Loehmann's Holdings Inc. The pending transaction, which is subject to customary conditions, is expected to close by year-end 2004. Bear, Stearns & Co. Inc. served as the financial advisor to AFC Enterprises in this transaction.


As previously announced on June 2, 2004, AFC has been exploring strategic alternatives, including alternatives for its Church's Chicken brand, as part of AFC's ongoing effort to enhance stakeholder value. Frank Belatti, Chairman and CEO of AFC Enterprises, stated, "The announcement today illustrates our determination to maximize the value of AFC's portfolio. Our Board will consider the possibilities for the use of the proceeds including the repayment of all or a portion of our long-term debt as well as other means to return value to our shareholders. We commend the Church's team for all their efforts in improving the brand's recent performance."

The Company expects net proceeds from the sale of Church's, after tax considerations, to be approximately $275 million. Further terms of the agreement were not disclosed.

Background Profiles on Church's Chicken and Crescent Capital Investments Church's Chicken:

    Founded in San Antonio, Texas in 1952, Church's is a highly recognized brand name in the QSR sector, and is the third largest quick service concept in the United States, measured by the number of units. Church's serves traditional Southern Fried Chicken with a focus on offering complete meals with large portions at low prices and is positioned as the Value Leader in the Chicken QSR category. As of September 5, 2004, the Church's system consisted of 283 domestic Company-Operated restaurants and 953 domestic franchised restaurants located in 29 states. In addition, the Company has 300 international franchised restaurants located in Puerto Rico and 15 foreign countries. During 2003, the Church's system generated approximately $900 million of sales.

Crescent Capital Investments:

    Crescent Capital Investments, Inc. is an Atlanta-based private equity firm founded in 1997. Since 1998, Crescent has arranged the investment of more than $900 million of equity in fifteen completed or pending transactions with an aggregate enterprise value of $2 billion. The Company has


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several portfolio companies in the retail and consumer products industries, including its acquisition of Caribou Coffee Company in 2000 and the acquisition of Loehmann's Holdings Inc. in 2004. Further information on Crescent can be found at http://www.crescentcapital.com.

    AFC Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of 4,109 restaurants, bakeries and cafes as of September 5, 2004, in the United States, Puerto Rico and 38 foreign countries under the brand names Popeyes(R) Chicken & Biscuits, Church's Chicken(TM) and Cinnabon(R), and the franchisor of Seattle's Best Coffee(R) in Hawaii, on military bases and internationally. AFC's primary objective is to be the world's Franchisor of Choice(R) by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises can be found on the World Wide Web at http://www.afce.com.




Contact Information:
Felise Glantz Kissell
AFC Enterprises, Inc.
Vice President Investor Relations & Finance
(770) 353-3086 or fkissell@afce.com


Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are adverse effects of litigation or regulatory actions arising in connection with the restatement of our previously issued financial statements, the pending sale of Church's and Cinnabon, the loss of franchisees and other business partners, failure of our franchisees, the loss of senior management and the ability to attract and retain additional qualified management personnel, a decline in the number of new units to be opened by franchisees, our ability to address deficiencies and weaknesses in our internal controls, our ability to successfully implement new computer systems, limitations on our business under our credit facility, our ability to enter into new franchise relationships, a decline in our ability to franchise new units, increased costs of our principal food products, labor shortages, or increased labor costs, slowed expansion into new markets, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, unexpected and adverse fluctuations in quarterly results, increased government regulation, growth in our franchise system that exceeds our resources to serve that growth, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination, and other risk factors detailed in our 2003 Annual Report on Form 10-K/A and other documents we file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.

SOURCE AFC Enterprises, Inc.
11/01/2004
CONTACT: Felise Glantz Kissell
Vice President Investor Relations &
Finance of AFC Enterprises, Inc., 1-770-353-3086 or fkissell@afce.com
Web site: http://www.afce.com


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http://www.crescentcapital.com
(AFCE)